Matthew Rohrmann (Investor Contact):	(212) 940-3339;	investorrelations@axiscapital.com
Keith Trivitt (Media Contact):	(212) 715-3557;	keith.trivitt@axiscapital.com

AXIS CAPITAL PROVIDES PRELIMINARY ESTIMATE OF PRE-TAX CATASTROPHE LOSSES IMPACTING FOURTH QUARTER 2018 FINANCIAL RESULTS

Pembroke, Bermuda, November 8, 2018 - AXIS Capital Holdings Limited (“AXIS Capital” or the “Company”) (NYSE: AXS) today announced a preliminary pre-tax loss estimate for Hurricane Michael in the range of $100 million to $120 million, net of estimated recoveries from reinsurance and retrocessional covers and including the impact of estimated reinstatement premiums. The Company's loss estimate is consistent with industry insured losses of approximately $10 billion.

The Company’s loss estimate is based on its ground-up assessment of losses from individual contracts and treaties exposed to the affected regions, including preliminary information from clients, brokers and loss adjusters. Industry insured loss estimates, market share analyses and catastrophe modeling analyses were also taken into account where appropriate. Due to the nature of this event, including the complexity of loss assessment, factors contributing to the losses and the preliminary nature of the information available to prepare this estimate, the actual net ultimate amount of losses for this event may be materially different from this current estimate.

About AXIS Capital
AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at September 30, 2018 of $5.3 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include information regarding our estimates of losses related to catastrophe and weather events. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include actual claims exceeding our loss reserves; the failure of any of the loss limitation methods we employ; the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions; the failure of our cedants to adequately evaluate risks; the use of industry catastrophe models and changes to these models; general economic conditions; and the other factors set forth in our most recent reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com